GROUNDWORK LAID FOR SILVERADO GREEN FUEL INC. CLEAN COAL
TECHNOLOGY PROJECT IN MISSISSIPPI

Company’s Green Fuel will Harness the State’s Untapped Coal Resources

VANCOUVER, BC– WEDNESDAY, MARCH 7, 2007
SILVERADO - OTCBB: SLGLF / Frankfurt : SLGL / Berlin : SLGL

“Progress on our Green Fuel Project is being made on several fronts,” announced Silverado’s Green Fuel Inc. President, Garry Anselmo. “We have been engaged in an enormous amount of activity following the important signing of the Memorandum of Understanding between the Mississippi Development Authority, the Choctaw County Supervisors, the Choctaw County Economic Development District, and Silverado Green Fuel Inc., which took place in Jackson, Mississippi on December 18th, 2006.”

The $26 million project, to be located on 14 acres outside of Ackerman in the Red Hills Ecoplex in Choctaw County, Mississippi, is designed to utilize the state’s vast supply of low-rank coal reserves by converting them into Green Fuel, a new form of coal-based, environmentally friendly, low-cost, alternative fuel. The facility will create local jobs, inject a sizable capital investment in the local economy, and highlight Mississippi as a national leader in alternative energy and clean coal technologies.

Silverado has been in meetings with certain Mississippi engineers and architects regarding the timeline for permitting as well as the infrastructure and construction needs of the project.

Visit this web link to view two perspectives of the architectural plans for Silverado Green Fuel Inc.’s demonstration facility:
http://www.silveradogreenfuel.com/march072007

“We realize that with a first of its kind commercial demonstration project, some time will be needed to make sure the plans are properly executed,” commented Anselmo. He continued, “While we would like these necessary steps in the process to take less time, we are committed to the people of Mississippi and specifically of Choctaw County. We will take whatever time is necessary to move steadily forward and not have to backtrack because of hasty decisions.”

In addition to working out the parameters of the construction aspect of the project, the company is close to finalizing a date for the ground-breaking event. “There are many dignitaries who have asked to be a part of this historic event. Trying to juggle the schedules of so many prominent people from all parts of the globe has been a considerable task. We are within days of putting all of the schedules together, and finding a date acceptable to everyone,” said Mr. Anselmo. “We are excited and pleased that there has been so much interest in the project. Our Green Fuel will be a part of the “New Energy” paradigm in the United States, so it is not surprising this endeavor has gained so much attention.”

In a related development, Silverado Green Fuel Inc. representatives have been in contact with the Energy Caucus in the United States Senate. Anselmo concluded, “We hope to make a presentation to the Caucus in the near future regarding our Mississippi project. It is encouraging to see that the issue of energy independence for the United States has become such an important topic within its governing bodies, and we look forward to a positive relationship with not only the Senate Caucus, but all Members of the United States House and Senate who are interested in energy independence.”

Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. To learn more about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com and the parent public corporation at http://www.silverado.com

SILVERADO GREEN FUEL INC..
Mailing Address •505 - 1111 W. Georgia Street •Vancouver, B.C. •V6E 4M3 •CA
(800) 665-4646 or (604) 689-1535 • F: (604) 682-3519 • pr@silveradogreenfuel.com • www.silveradogreenfuel.com
 Field Address • P.O. Box 83730 • Fairbanks, Alaska. • 99708 • USA

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.